As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-192208

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

________________

POLYMET MINING CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Cedar Street, Suite 2060 St. Paul, MN	55101
(Address of Principal Executive Offices)	(Zip Code)

________________

PolyMet Mining Corp. 2007 Omnibus Share Compensation Plan

(Full title of the plans)

John Burton

444 Cedar Street, Suite 2060,
St. Paul, MN 55101

(Name and address of agent for service)

Tel: (651) 389-4100
(Telephone number, including area code, of agent for service)

________________

Copies of all correspondence to:

Eoghan P. Keenan, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Tel: (212) 310-8000

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

PolyMet Mining Corp., a corporation existing under the laws of British Columbia, Canada (the "Company"), is filing this Post-Effective Amendment No. 2 (this "Post-Effective Amendment No. 2") to the Registration Statement on Form S-8 (File No. 333-192208), filed with the U.S. Securities and Exchange Commission (the "SEC") on November 8, 2013, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on May 1, 2014 (collectively, the "Registration Statement") to deregister any and all of the Company's common shares, no par value (the "Common Shares"), registered but unsold under the Registration Statement as of the date that this Post-Effective Amendment No. 2 is filed.  Under the Registration Statement, a total of 26,268,700 Common Shares were registered for issuance pursuant to the PolyMet Mining Corp. 2007 Omnibus Share Compensation Plan.

Effective on December 16, 2022, Glencore AG, a company organized under the laws of Switzerland ("Glencore") acquired all of the outstanding share capital of the Company that Glencore did not directly or indirectly own pursuant to an arrangement agreement dated July 16, 2023 by and among the Company and Glencore, in accordance with a court-approved plan of arrangement (the "Arrangement") pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia). As a result of the Arrangement, the Company became a wholly owned subsidiary of Glencore.

As a result of the Arrangement, the Company has terminated all offerings of securities under the Registration Statement. This Post-Effective Amendment No. 2 is being filed to deregister all of the Common Shares formerly issuable and registered under the Registration Statement and not otherwise sold by the Company as of the date that this Post-Effective Amendment No. 2 is filed. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Common Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baar, Switzerland, on November 7, 2023.

POLYMET MINING CORP.

By:	/s/ Mohit Rungta
Name:	Mohit Rungta
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Burton	Chief Executive Officer (Principal Executive Officer) and Director	November 7, 2023
John Burton

/s/ Mohit Rungta	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2023
Mohit Rungta

/s/ Stephen Rowland	Director	November 7, 2023
Stephen Rowland

/s/ Matthew Rowlinson	Director	November 7, 2023
Matthew Rowlinson